                               nucor corporation

         2100 Rexford Road  Charlotte, North Carolina 28211  Telephone
                      704/366-7000  Facsimile 704/362-4208

       NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

                                 ANNUAL MEETING

  The 1997 annual meeting of stockholders of Nucor Corporation will be held in Room C on the 11th Floor of Chase Manhattan Bank, 270 Park Avenue (between 47th and 48th Streets), New York City, at 2:00 p.m. on Thursday, May 8, 1997, for the following purposes (and to conduct such other business as may properly come before the meeting): (1) elect two directors for three years; and (2) approve the 1997 Key Employees Stock Option Plan.

  Stockholders of record at the close of business on March 10, 1997, are entitled to notice of and to vote at the meeting.

  IT IS IMPORTANT THAT YOU VOTE. PLEASE SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE, TO INSURE THAT YOU WILL BE REPRESENTED AT THE MEETING. YOUR PROMPT ATTENTION IS REQUESTED.

                        By order of the Board of Directors,

                                              SAMUEL SIEGEL

                 Vice Chairman and Chief Financial Officer,
March 21, 1997                      Treasurer and Secretary

         PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD
                 IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.
                              GENERAL INFORMATION

  The enclosed proxy is being solicited by the Board of Directors of Nucor Corporation for use at the 1997 annual meeting of stockholders to be held on Thursday, May 8, 1997, and any adjournment. The proxy may be revoked by the stockholder by letter to the Secretary of Nucor received before the meeting, or by utilizing a ballot at the meeting. In addition to solicitation by mail, arrangements may be made with third parties, including brokerage firms and other custodians, nominees, and fiduciaries, the cost of which will by paid by Nucor.

  The total number of outstanding shares of common stock as of February 28, 1997 was 87,848,847. Only stockholders of record at the close of business on March 10, 1997 are entitled to notice of, and to vote at, the meeting. A majority of the outstanding shares constitutes a quorum. In voting on matters other than the election of directors, each stockholder has one vote for each share of stock held. With respect to the election of directors, stockholders have cumulative voting rights, which means that each stockholder has the number of votes equal to the number of shares held times the number of directors to be elected. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. For matters other than the election of directors, abstentions are counted in tabulations of votes cast on proposals presented to stockholders, and have the effect of voting against such proposals; broker non-votes are not counted for purposes of determining whether a proposal has been approved. Directors are elected by plurality vote; thus, any shares not voted (abstention, broker non-vote or otherwise) have no effect. Unless otherwise specified, matters other than the election of directors require the vote of a majority of the shares represented at the meeting. The shares represented by the enclosed proxy will be voted if the proxy is properly signed and received prior to the meeting, and is not revoked by the stockholder, and will give to the persons appointed as proxies the discretionary authority to cumulate votes.

  At February 28, 1997, State Farm Mutual Automobile Insurance Company and related entities beneficially owned, with voting and investment power, 7,492,400 shares (8.53%); and FMR Corporation (Fidelity Funds) beneficially owned, with voting and investment power, 8,395,170 shares (9.56%); of the outstanding common stock of Nucor.

  The 1996 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement. Any stockholder proposal intended to be included in Nucor's proxy statement for its 1998 annual meeting of stockholders must be received by Nucor not later than November 21, 1997.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

  Nucor's Board of Directors recommends that Nucor's stockholders vote FOR the election of directors.

  Nucor's Board of Directors is divided into three classes. The terms of two directors, H. David Aycock and Samuel Siegel, expire in 1997, and therefore two places on Nucor's Board are to be filled at the 1997 annual meeting of stockholders. It is intended that votes will be cast pursuant to the enclosed proxy (unless authority is specifically withheld) for re-election of Mr. Aycock and Mr. Siegel as directors for terms expiring in 2000 and until their successors are elected and qualified. They have agreed to continue to serve as directors if elected. If they should become unable to serve, the enclosed proxy will be voted for the election of such other persons, if any, as Nucor's Board of Directors may designate.

  NUCOR'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS. Unless otherwise specified, proxies will be voted FOR the election of directors.

  The following table sets forth certain information about all of the directors, as of February 28, 1997:

                                                                                                                     COMMON STOCK
                                                                                                                     "BENEFICIALLY
                                                 PRINCIPAL OCCUPATION                                                 OWNED" (AND
                                              AND DIRECTORSHIPS IN OTHER                      DIRECTOR    TERM        PERCENT OF
NAME (AND AGE)                                     PUBLIC COMPANIES                            SINCE     EXPIRES     CLASS) (NOTE)

H. David Aycock (66)       Former President of Nucor (until 1991);                             1971       1997     673,003 (0.77% )
                           Director, Bowater Incorporated

John D. Correnti (49)      Vice Chairman, President and Chief Executive Officer of Nucor;      1992       1998      56,513 (0.06% )
                           Director, CEM Corporation, Harnischfeger Industries, Inc. and
                           Navistar International Corporation

James W. Cunningham (76)   Former Vice President of Nucor (until 1988)                         1991       1999     456,064 (0.52% )

F. Kenneth Iverson (71)    Chairman of Nucor; Director, Tultex Corporation                     1965       1999     750,573 (0.85% )

James D. Hlavacek (53)     Managing Director, Market Driven Management                         1996       1998         1,100   --

Samuel Siegel (66)         Vice Chairman, Chief Financial Officer,                             1968       1997     531,685 (0.61% )
                           Treasurer and Secretary of Nucor

All 25 directors and senior officers as a group (including those named above)                                    3,527,880 (4.02% )

NOTE
Common stock "beneficially owned" includes (as defined by the rules of the Securities and Exchange Commission), the following shares not owned by the above-named persons, but which they have the right to acquire pursuant to the exercise of stock options: Mr. Correnti, 12,087; Mr. Iverson, 13,757; Mr. Siegel, 10,321; all directors and senior officers as a group (including those named above), 170,011. The above-named persons had sole voting and investment power (and shared voting and investment power) over shares "beneficially owned", as follows: Mr. Aycock, 540,703 (132,300); Mr. Correnti, 56,513 (none); Mr. Cunningham, none (456,064); Mr. Iverson, 503,060 (247,513); Mr. Hlavacek, none (1,100); Mr. Siegel, 456,715 (74,970); all directors and senior officers as a group (including those named above) 2,526,125, (1,001,755).

  The Board of Directors of Nucor had seven meetings during 1996. The Board has a standing Audit Committee with the following functions: ratify the selection of the independent auditor; review the overall plan and scope of the annual audit; review annual financial statements; review the results of the annual audit; inquire into important accounting, reporting, control and audit matters; and report and make recommendations to the full Board. The members of the Audit Committee are Mr. Aycock, Mr. Cunningham, and Mr. Hlavacek. The Audit Committee held two meetings during 1996. The Board of Directors does not have a nominating or compensation committee; the Board itself performs these functions. Directors who are not senior officers are paid standard directors' fees of $5,200 quarterly. Audit Committee members are not paid additional fees.

  The following table sets forth compensation information for the chief executive officer and for the other four highest-compensated senior officers whose cash compensation exceeded $100,000 for 1996:

                                                                                 SUMMARY COMPENSATION TABLE
                                                                      ANNUAL COMPENSATION         LONG-TERM COMPENSATION
                                                                                    CASH            STOCK          STOCK
                                                                                 INCENTIVE        INCENTIVE       OPTIONS
                                                                     BASE       COMPENSATION     COMPENSATION     GRANTED
NAME (AND AGE)              PRINCIPAL POSITION(S)         YEAR      SALARY         (NOTE)           (NOTE)        (SHARES)

F. Kenneth Iverson (71)     Chairman                      1996     $333,150       $485,985         $359,958        3,941
                            (since 1996),                 1995      322,500        840,572          622,605        3,243
                            previously Chairman and       1994      312,225        843,007          624,431        2,717
                            Chief Executive Officer       1993      275,000        372,865          276,183        3,856
                                                          1992      266,200        147,280          109,020        6,394

John D. Correnti (49)       Vice Chairman, President,     1996      280,392        409,024          302,940        3,449
                            Chief Executive Officer       1995      242,300        631,537          467,797        2,162
                            (since 1996),                 1994      234,600        633,420          469,197        1,812
                            previously President and      1993      204,000        276,598          204,845        2,572
                            Chief Operating Officer       1992      195,000        107,887           79,864        4,264

Samuel Siegel (66)          Vice Chairman,                1996      250,350        365,200          270,504        2,955
                            Chief Financial Officer,      1995      242,300        631,537          467,797        2,433
                            Treasurer and Secretary       1994      234,600        633,420          469,197        2,039
                                                          1993      207,000        280,666          207,866        2,894
                                                          1992      200,000        110,654           81,902        4,798

Larry A. Roos (55)          Vice President                1996      185,666        270,842          200,583        1,970
                                                          1995      179,700        468,375          346,920        1,622
                                                          1994      164,570        444,339          329,115        1,359
                                                          1993      146,012        197,974          146,598        1,929
                                                          1992      136,600         75,576           55,960        3,198

Daniel R. DiMicco (46)      Vice President                1996      185,666        270,842          200,583        1,970
                                                          1995      174,900        455,864          337,666        1,622
                                                          1994      157,500        425,250          314,962        1,359
                                                          1993      124,500        168,806          125,027        1,929
                                                          1992      100,000         55,327           40,914        3,198

NOTE
All of Nucor's employees, except senior officers, participate in various incentive compensation plans which are based on Nucor's profitability and productivity. In addition, all of Nucor's employees, except senior officers, participate in Nucor's Profit Sharing Plans, pursuant to which Nucor contributes at least 10% of each year's pre-tax earnings. Nucor's senior officers participate only in Nucor's Senior Officers Cash and Stock Incentive Compensation Plans, which are based on Nucor's profitability. Pursuant to the Senior Officers Incentive Plans, a portion (approximately 3.5% for 1997 and 3.5% for 1996) of each year's pre-tax earnings (as defined) in excess of an earnings base ($200,000,000 for 1997 and $163,800,000 for 1996) is payable to senior officers, partly in cash and partly in stock, as incentive compensation. The cash and stock are allocated for each year to senior officers according to base salary. Since the inception of the Senior Officers Incentive Plans in 1966, the earnings base (below which nothing is payable) has been increased seventeen times, from $500,000 to the present $200,000,000. Pursuant to the Senior Officers Incentive Stock Plan, the above-named persons held shares of stock, which have been issued during the 31 years since the 1966 effective inception of the Stock Plan, and which were restricted as to transfer at December 31, 1996 (with "value" as defined by the rules of the Securities and Exchange Commission) as follows: Mr. Iverson, 18,110 ($923,610); Mr. Correnti, 40,152 ($2,047,752);
Mr. Siegel, 13,612 ($694,212); Mr. Roos, 35,631 ($1,817,181); Mr. DiMicco,
12,139 ($619,089).

  The following tables set forth stock option information for the chief executive officer and for the four other highest-compensated senior officers whose cash compensation exceeded $100,000 for 1996:

                       STOCK OPTION GRANTS IN 1996 (NOTE)

                                                                                             POTENTIAL REALIZABLE VALUE
                                       STOCK OPTIONS GRANTED IN 1996                      OF STOCK OPTIONS GRANTED IN 1996
                       NUMBER     PERCENT OF TOTAL                                                   5% ANNUAL
                         OF          GRANTED TO        EXERCISE        EXPIRATION                   STOCK PRICE
NAME                   SHARES      ALL EMPLOYEES        PRICE             DATE                      APPRECIATION

F. Kenneth Iverson     1,836            1.2%            $54.44      February 28, 2001                 $ 27,615
                       2,105            1.4%             47.50        August 31, 2001                   27,625

John D. Correnti       1,607            1.0%             54.44      February 28, 2001                   24,171
                       1,842            1.2%             47.50        August 31, 2001                   24,173

Samuel Siegel          1,377            0.9%             55.44      February 28, 2001                   20,711
                       1,578            1.0%             47.50        August 31, 2001                   20,709

Larry A. Roos            918            0.6%             54.44      February 28, 2001                   13,807
                       1,052            0.7%             47.50        August 31, 2001                   13,806

Daniel R. DiMicco        918            0.6%             54.44      February 28, 2001                   13,807
                       1,052            0.7%             47.50        August 31, 2001                   13,806

STOCK OPTION GRANTS IN 1996 (NOTE)

                         POTENTIAL REALIZABLE VALUE
                      OF STOCK OPTIONS GRANTED IN 1996

                                10% ANNUAL
                               STOCK PRICE
NAME                           APPRECIATION
F. Kenneth Iverson               $ 61,022
                                   61,043
John D. Correnti                   53,411
                                   53,417
Samuel Siegel                      45,766
                                   45,761
Larry A. Roos                      30,511
                                   30,507
Daniel R. DiMicco                  30,511
                                   30,507

NOTE
130 key employees, including senior officers, participate in Nucor's Key Employees Incentive Stock Option Plan, pursuant to which stock options are granted at 100% of the market value on the date of grant. During 1996, key employees, other than the above-named senior officers, were granted stock options for 141,002 shares (91% of the total stock options granted to all employees), at the same exercise prices and expiration dates as the above-named senior officers. The potential realizable value of stock options granted to these other key employees was $1,974,290 at 5% annual stock price appreciation and $4,362,664 at 10% annual stock price appreciation.

                         STOCK OPTION EXERCISES IN 1996
                   AND YEAR-END 1996 STOCK OPTION DATA (NOTE)

                                                                                                            "VALUE" OF
                                                                                                            UNEXERCISED
                                                                                                            IN-THE-MONEY
                                                                                                               STOCK
                                                                              NUMBER OF UNEXERCISED         OPTIONS
                                                                                  STOCK OPTIONS             AT YEAR-END
                              STOCK OPTIONS EXERCISED IN 1996                   AT YEAR-END 1996               1996
NAME                   SHARES ACQUIRED          "VALUE" REALIZED          EXERCISABLE     UNEXERCISABLE     EXERCISABLE

F. Kenneth Iverson           none                       none                 11,652           2,105          $  29,103

John D. Correnti             none                       none                 12,417           1,842            131,228

Samuel Siegel               9,794                   $337,937                  8,743           1,578             21,842

Larry A. Roos               1,929                     18,880                  3,899           1,052              1,371

Daniel R. DiMicco            none                       none                  5,828           1,052             14,560

     STOCK OPTION EXERCISES IN 1996
AND YEAR-END 1996 STOCK OPTION DATA (NOTE)


                              "VALUE" OF
                              UNEXERCISED
                             IN-THE-MONEY
                                 STOCK
                                OPTIONS
                              AT YEAR-END
                                 1996
NAME                        UNEXERCISABLE
F. Kenneth Iverson             $ 7,368
John D. Correnti                 6,447
Samuel Siegel                    5,523
Larry A. Roos                    3,682
Daniel R. DiMicco                3,682

NOTE
"Value" (as defined by the rules of the Securities and Exchange Commission) is the excess of the market price over the exercise price. During 1996, key employees, other than the above-named senior officers, acquired 109,414 shares on exercise of stock options, with a "value" realized of $3,499,500. At year-end 1996, these other key employees had 506,895 unexercised stock options, 431,547 of which were exercisable and 75,348 were unexercisable. At year-end 1996, these other key employees had unexercised in-the-money stock options, with a "value" of $3,047,580 for exercisable stock options, and $263,718 for unexercisable stock options.

           BOARD OF DIRECTORS REPORT ON SENIOR OFFICERS COMPENSATION

  Nucor's senior officers compensation program is significantly oriented towards Nucor's Senior Officers Cash and Stock Incentive Compensation Plans. These Senior Officers Incentive Plans directly link Nucor's performance and the senior officers compensation. All of Nucor's senior officers, including the chief executive officer, participate in the Senior Officers Incentive Plans. These Senior Officers Incentive Plans began in 1966 and are based solely on Nucor's profitability, with a portion of each year's pre-tax earnings in excess of an earnings base payable to senior officers, partly in cash and partly in stock. The cash and stock are allocated for each year to senior officers according to base salary. Nucor's Board of Directors reviews national surveys of the base salaries and total compensation of chief executive officers and senior officers in manufacturing companies with sales comparable to Nucor. Nucor's Board of Directors then sets the base salaries of Nucor's chief executive officer and senior officers at a low level compared with the median for comparable positions in such other manufacturing companies. Nucor's Board of Directors then also sets the earnings base for the Senior Officers Incentive Plans (below which nothing is payable), taking into consideration Nucor's growth, profitability and capital. Since the inception of the Senior Officers Incentive Plans in 1966, this earnings base (below which nothing is payable) has been increased seventeen times, from $500,000 to the present $200,000,000.

  All of Nucor's 130 key employees, including senior officers, participate in Nucor's Key Employees Incentive Stock Option Plan. Under the Incentive Stock Option Plan, stock options are granted at 100% of the market value on the date of grant. Stock option grants to Nucor's chief executive officer and senior officers are substantially below the median for comparable positions in manufacturing companies with sales comparable to Nucor. The dollar amount of options granted for key employees is established by Nucor's Board of Directors. The Incentive Stock Option Plan provides incentive for all key employees, including the chief executive officer and senior officers, by further identifying their interests with those of Nucor's stockholders, since these key employees benefit only if Nucor's stockholders benefit by increases in Nucor's stock price.

  Nucor's senior officers do not participate in Nucor's Profit Sharing Plans. Nucor's senior officers do not participate in any pension plan.

  Nucor has received commendations for its long-term policy (more than 30 years) of linking senior officers compensation to Nucor's performance. Since Nucor's present management was elected in late 1965, Nucor's sales have increased 16,000%; Nucor's net earnings have increased 392,000%; Nucor's stockholders' equity has increased 211,000%; and the total market value of Nucor's common stock has increased 30,000%. Nucor's entire Board of Directors, which performs the functions of determining senior officers compensation and rendering this report, consisted of the following: H. David Aycock, John D. Correnti, James W. Cunningham, James D. Hlavacek, F. Kenneth Iverson, and Samuel Siegel.

                            STOCK PERFORMANCE GRAPH

                                                This graphic comparison assumes
Measurement    Nucor    S&P 500  S&P Steel    the investment of $100 in Nucor
Period      Corporation  Index     Group      Common Stock, $100 in the S&P 500
(year)                                        Index, and $100 in the S&P Steel
1991          100.00     100.00    100.00     Group Index, all at year-end 1991.
1992          176.27     107.62    130.84     The resulting cumulative total
1993          239.20     118.46    172.15     return assumes that cash dividends
1994          250.63     120.23    167.44     were reinvested. Nucor Common
1995          259.94     165.13    155.26     Stock comprised 29% of the S&P
1996          233.48     203.05    138.61     Steel Group Index at year-end 1996
                                              (28% at year-end 1991).

          PROPOSAL 2 -- 1997 KEY EMPLOYEES INCENTIVE STOCK OPTION PLAN

  Nucor's Board of Directors recommends that Nucor's stockholders vote FOR the 1997 Key Employees Incentive Stock Option Plan.

  Nucor presently has a 1988 Key Employees Incentive Stock Option Plan, which expires this year. Under this expiring Plan, options for 504,733 shares were outstanding at February 28, 1997, all at 100% of the market price on the date of grant.

  Because the 1988 Plan expires this year, Nucor's Board of Directors has approved a new Plan for submission to the stockholders. A copy of the new Plan is included at the end of this proxy statement.

  The purpose of the new Plan, as was the purpose of the expiring Plan, is to provide greater incentive for key employees to maximize Nucor's profits by encouraging them to purchase stock on a basis mutually advantageous to both the key employees and Nucor. The new Plan should also help to retain key employees and attract outstanding new key employees, as needed, in competition with other industrial firms which also have stock option plans.

  NUCOR'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NEW PLAN. Unless otherwise specified, proxies will be voted FOR the new Plan. The affirmative vote of a majority of the outstanding shares entitled to vote is necessary for approval.

  Under the new Plan, options may be granted from time to time during the period from July 1, 1997 through March 1, 2007, to key employees of Nucor or any subsidiary, including officers and directors. However, no options may be granted to any person owning, at the date of grant, more than 2% of the combined voting power or value of all classes of stock of Nucor or a subsidiary. If any option granted expires or terminates without being fully exercised, the unpurchased shares shall again become available for grant of options. The exercise price of all options granted must be 100% of the fair market value of Nucor common stock on the date of grant.

  Under the new Plan, options for a maximum of 3,000,000 shares of Nucor common stock may be granted; this is the same number of shares as the expiring Plan.

  The new Plan contains the same anti-dilution provisions in connection with stock dividends, stock splits, combinations, mergers or other comparable corporate events as the expiring Plan. The new Plan is to be administered by Nucor's Board of Directors, including a committee which may be appointed by the Board composed of at least two directors. Under the new Plan, there is no formula for allocation of options or the grant of options at any particular time or to any particular individual, and more than one option may be granted to the same individual. Options granted may be for a term of not more than ten years, shall be exercisable during optionee's lifetime only by the optionee; are non-transferable during the life of the optionee; and after optionee's death are transferable only by will or the laws of descent and distribution.

  Both incentive stock options ("ISOs") and non-qualified stock options ("NQSOs") may be granted under the new Plan. Under existing tax laws, an employee receiving an option under the new Plan will not realize any taxable income at the time the option is granted, nor does Nucor receive a tax deduction. When an ISO is exercised, no taxable income is recognized by the employee nor is a tax deduction available to Nucor. When a NQSO is exercised, the spread between the exercise price and the fair market value of the acquired shares at the time of exercise is ordinary income to the employee, and Nucor then receives a tax deduction.

                                 OTHER MATTERS

  Nucor's Board of Directors does not intend to present any matters to the meeting other than as set forth above, and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, it is intended that the persons named in the enclosed proxy will vote such proxy according to their best judgement.

  Nucor's financial statements are audited by Coopers & Lybrand L.L.P. A representative of that firm will be present at the meeting with an opportunity to make a statement and answer appropriate questions.

                             By order of the Board of Directors,

                                              F. KENNETH IVERSON

                                                        Chairman

March 21, 1997

         PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD
                 IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.

                               NUCOR CORPORATION
                 1997 KEY EMPLOYEES INCENTIVE STOCK OPTION PLAN

   1. PURPOSES: The purposes of this Plan are to provide greater incentive for key employees, to attract and retain key employees of outstanding competence, and to further the identity of interests of key employees with those of Nucor Corporation's stockholders.

   2. DURATION: This Plan shall commence on July 1, 1997 and shall terminate on March 1, 2007.

   3. NUMBER OF SHARES: The total number of shares of Nucor Corporation's common stock which may be issued upon exercise of options granted under this Plan is three million (3,000,000).

   4. ADMINISTRATION AND GRANTING OF OPTIONS: This Plan shall be administered by Nucor Corporation's Board of Directors, which may authorize the granting of options under terms and conditions not inconsistent with this Plan. The Board of Directors may delegate all or any part of its authority under this Plan to a committee appointed by it and composed of at least two of its members.

   5. OPTIONEES: Options may be granted under this Plan only to key employees and officers of Nucor Corporation or a subsidiary, including key employees and officers who are members of the Board of Directors of Nucor Corporation or a subsidiary. No optionee may own (directly or indirectly), at the date of grant, more than two percent (2%) of the total combined voting power or value of all classes of stock of Nucor Corporation or a subsidiary.

   6. OPTION PRICE: The exercise price of options granted under this Plan shall be one hundred percent (100%) of the fair market value of Nucor Corporation's common stock on the date of grant.

   7. OPTION TERM: The term of each option granted under this Plan shall not exceed ten (10) years from the date of grant.

   8. EXERCISABILITY: Options granted under this Plan shall be exercisable during the optionee's lifetime only by the optionee.

   9. TRANSFERABILITY: Options granted under this Plan shall be transferable only by will or the laws of descent and distribution.

  10. OTHER PROVISIONS: (a) If any options under this Plan expire or terminate without being fully exercised, the unpurchased shares shall again become available for grant of options under this Plan. (b) The number or kind of shares which may be issued under this Plan, and in appropriate circumstances the price per share, shall be equitably adjusted (with respect to options granted and to be granted) for stock dividends, splits or combinations, mergers, reorganizations, liquidations or other comparable corporate events. Any such adjustments shall be made by Nucor Corporation's Board of Directors in good faith and shall be binding on all optionees. (c) This Plan may be amended by Nucor Corporation's Board of Directors at any time, provided that no amendments shall increase the number of shares in Paragraph 3 or change the optionees in Paragraph 5, unless approved by Nucor Corporation's stockholders.

                                  APPENDIX

                               NUCOR CORPORATION
P
R
0           2100 Rexford Road        Charlotte, North Carolina 28211
X                   Phone (704)366-7000     Fax (704)362-4208
Y
        PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS for 1997 annual meeting of stockholders, to be held at 2:00 P.M. on Thursday, May 8, 1997, in Room C on the 11th Floor of Chase Manhattan Bank, 270 Park Avenue (between 47th and 48th Streets), New York City.


        F. Kenneth Iverson and Samuel Siegel, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 1997 annual meeting of stockholders, and any adjournment, on the following proposals, as set forth in the proxy statement, and upon such other matters as may properly come before the meeting:


        1. Elect two directors for three years
           (Nucor's Board of Directors recommends a vote FOR)

        2. Approve the 1997 Key Employees Stock Option Plan
           (Nucor's Board of Directors recommends a vote FOR)

 THIS PROXY WILL BE VOTED FOR PROPOSAL 1, AND FOR PROPOSAL 2, UNLESS OTHERWISE
                                   INDICATED.


                    PLEASE SIGN AND DATE ON THE OTHER SIDE.

  THIS PROXY WILL BE VOTED FOR 1, AND FOR 2,
UNLESS OTHERWISE INDICATED. IF YOU WISH TO FOLLOW
THE RECOMMENDATIONS OF NUCOR'S BOARD OF DIRECTORS,
IT IS NOT NECESSARY TO CHECK ANY OF THE BOXES.
JUST SIGN, DATE AND RETURN THIS PROXY CARD IN THE
ENCLOSED ENVELOPE.

Nucor's Board of Directors recommends that you vote FOR 1:

1. For [ ] vote on [ ] election as directors of H. David Aycock and Samuel
Siegel
                 (to withhold your vote for either person, strike a line through that person's name)

Nucor's Board of Directors recommends that you vote FOR 2:

2. For [ ] against [ ] abstain on [ ] approval of 1997 Key Employees Stock
                                      Option Plan

                                             DATED                        , 1997

                                          SIGNED

                                             Please sign your name exactly as
                                                         printed.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE. NO POSTAGE REQUIRED.